                            STOCK PURCHASE AGREEMENT


                                  by and among


                                     SELLER


                      SANTA BARBARA RESTAURANT GROUP, INC.,
                             a Delaware corporation


                                      BUYER


                             LBW INVESTMENTS CORP.,
                      an Arizona limited liability company


                                       and


                                     COMPANY

                         JB'S FAMILY RESTAURANTS, INC.,
                             a Delaware corporation




                         DATED AS OF SEPTEMBER 19, 2000

                            STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of September 19, 2000, by and among SANTA BARBARA RESTAURANT GROUP, INC., a Delaware corporation ("Seller"), JB'S FAMILY RESTAURANTS, INC., a Delaware corporation, (the "Company"), and LBW INVESTMENTS CORP., an Arizona limited liability company ("Buyer").

                                R E C I T A L S:


        A. Seller owns all of the issued and outstanding shares of capital stock of the Company.

        B. Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company, as more specifically provided herein.

        NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:


                                    ARTICLE I

        Section 1.1. SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

        "AFFILIATE," as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

        "AGREEMENT" shall mean this Agreement and all Schedules hereto.

        "BUSINESS" shall mean the business of the Company and the Subsidiaries.

        "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in the city of Los Angeles are authorized or obligated by law or executive order to close.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended.

        "ENVIRONMENTAL LAW" means any law, regulation, code, license, permit, order, judgment, decree or injunction of the United States, any State or political subdivision thereof (including any court thereof and any Governmental Entity) relating primarily to the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance as in effect on the date hereof.

        "GAAP" shall mean United States generally accepted accounting principles.

        "GOVERNMENTAL ENTITY" shall mean any governmental or regulatory authority, agency, commission, body or other governmental entity of the United States of America or any State or political subdivision thereof.

        "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

        "INTELLECTUAL PROPERTY" shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in the United States of, and applications in the United States to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in the United States; patents, applications for patents (including, without limitation, divisions, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in the United States; non-public information, trade secrets and confidential information and rights in the United States to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in the United States; registrations or applications for registration of copyrights in the United States, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

        "IRS" shall mean the Internal Revenue Service.

        "KNOWLEDGE," with respect to any Person, shall mean the actual knowledge of such Person, arising after due inquiry of such Person, or such Person's senior executive officers, as applicable, but without the conduct by such Person of any independent investigation with respect to the facts or matters specified.

        "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, financial condition, properties, operations or results of operations of the Company and its Subsidiaries, taken as a whole.

        "PERSON" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "TAX LAW" means a statute, regulation or administrative rule enacted or promulgated for the determination, imposition, assessment or collection of any Taxes.

        "TAX RETURNS" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including without limitation consolidated federal income tax returns of Seller's Group.

        "TAXES" shall mean all federal, state, local or foreign income, windfall or excess profits, sales or use, or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        Section 1.2. OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

        Section 1.3.  OTHER DEFINITIONAL PROVISIONS.

               (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

               (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

               (c) The terms "dollars" and "$" shall mean United States
Dollars.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

        Section 2.1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company (the "Shares") for an aggregate purchase price of $11,000,00, subject to adjustment as provided in Section 2.3 herein, (the "Purchase Price") which shall be paid to Seller as provided for herein.

        Section 2.2.  CLOSING; DELIVERY AND PAYMENT.

               (a) The delivery of the Shares and payment therefor (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 at 10:00 A.M. local time, on October 16, 2000, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date."

               (b) At the Closing:

                      (i) Seller shall deliver to Buyer certificates representing the Shares, duly endorsed and in form for transfer to Buyer; and

                      (ii) Buyer shall pay to Seller the Purchase Price as follows:

                             A. CASH PORTION. A portion of the Purchase Price shall be paid to Seller by wire transfer, to an account designated by Seller not less than two (2) Business Days prior to the Closing, of immediately available funds equivalent to $8,000,000 (the "Cash Portion") less the amount of the Deposit paid by Buyer pursuant to Section 6.1.

                             B. PROMISSORY NOTE. The remaining balance of the Purchase Price, $3,000,000, shall be paid to the Seller in the form of a secured promissory note (the "Note") in the form attached hereto as EXHIBIT A. The Note shall be secured by the Shares purchased hereto, 100% of the Membership Interest of Buyer, as well as all outstanding capital stock and/or Membership Interest of any subsidiary of Buyer, and shall bear interest at a rate of eight percent (8%) per annum. No payment shall be due prior to the earlier of twelve (12) months or the presentation of Buyer's audited financial statement to Textron Financial Corporation ("Textron") by Buyer in accordance with its loan agreement with Textron (the "Loan Agreement") and then only to the extent the fixed charge coverage ratio, as defined in the Loan Agreement, does not exceed 1.25:1 when accounting for payments to Seller. The Note shall be subordinate to the loans of Textron to Buyer and Seller shall not be able to call the Note without first retiring Buyer's notes to Textron.

        Section 2.3. PURCHASE PRICE ADJUSTMENT. If the Company has completed the sale of Galaxy Diner #609 (located in Murray, Utah) prior to the Closing Date, the Purchase Price and the Cash Portion shall be reduced by the proceeds received by the Company from such transaction.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

        Subject to the disclosures and exceptions set forth in the disclosure schedules delivered by the Company and Seller on or prior to the Closing Date (the "Seller's Disclosure Schedules"), the Company and Seller represent and warrant to Buyer as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) that, except as known by Lynn Whiteford:

        Section 3.1. ORGANIZATION AND AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate or similar power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution, delivery and performance of this Agreement by Seller do not, and the consummation by the Seller of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Seller, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Seller (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Seller, (C) to the Knowledge of Seller, assuming compliance with the matters referred to in Sections 3.11 and 4.4, a violation of any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or Governmental Entity ("Law") or any governmental or non-governmental permit or license to which Seller is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of the Seller to consummate the transactions contemplated by this Agreement.

        Section 3.2. ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate or similar power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon the Company, (C) to the Knowledge of the Company, assuming compliance with the matters referred to in Sections 3.11 and 4.4, a violation of any Law or governmental or non-governmental permit or license to which the Company is subject or (D) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to cause a Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        Section 3.3. CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 1,000 shares of common stock, $.001 par value (the "Common Stock"), all of which are issued and outstanding. The Common Stock constitute, and on consummation of the sale and transfer of the Shares to Buyer shall constitute, one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company. The Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Seller free and clear of any lien, pledge, security interest, claim or other encumbrances (collectively, "Encumbrances"), other than such Encumbrances which were incurred by Buyer or caused to be incurred by the Company or any Subsidiary by Buyer as a result of the transactions contemplated by this Agreement. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (or securities which are convertible into or exercisable for securities) having the right to vote with the stockholders of the Company on any matter.

        Section 3.4. SUBSIDIARIES OF THE COMPANY. Schedule 3.4 hereto lists the name of each Person (other than natural persons) of which the Company owns, beneficially and of record, securities representing fifty percent (50%) or more of the aggregate voting power (each, a "Subsidiary," and, collectively the "Subsidiaries"), together with the jurisdiction of its organization and the record and beneficial holder of the shares of such Subsidiary. All shares of capital stock of each Subsidiary owned by the Company or a Subsidiary, as the case may be, are free and clear of all Encumbrances, other than such Encumbrances which were incurred by Buyer or caused to be incurred by the Company or any Subsidiary by Buyer as a result of the transactions contemplated by this Agreement, and all such capital stock is duly authorized, validly issued, fully paid and nonassessable. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own or lease its assets and to carry on its business substantially as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect. The Company does not own, directly or indirectly, an equity or other ownership interest in any Person other than the Subsidiaries.

        Section 3.5. FINANCIAL STATEMENTS. Attached hereto as Schedule 3.5 is a copy of the balance sheets and related statements of operations, stockholders equity and cash flows of the Company as of and for the fiscal years ended December 31, 1998 and December 31, 1999 (referred to herein collectively, with the notes thereto, as the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein), and present fairly, in all material respects, the financial position of the Company, and the statements of operations, stockholder's equity and cash flows, respectively, of the Company for each of the fiscal years ended December 31, 1998 and 1999. Except as disclosed in the Financial Statements and except for liabilities incurred in the ordinary course of business by the Company after December 31, 1999, none of the Company or the Subsidiaries have incurred any liability (contingent or otherwise) that would be required by GAAP to be reflected on a balance sheet of the Company or described in the notes thereto.

        Section 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as provided in this Agreement or as set forth in Schedule 3.6, since December 31, 1999 the Company and the Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and the Subsidiaries, except those changes that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of the Subsidiaries not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock disclosed in a Schedule hereto; (iv) any change by the Company in accounting principles, practices or methods; (v) any labor dispute, other than routine matters which have not had a Material Adverse Effect; or (vi) except for increases or amendments in the ordinary and usual course of business consistent with past practice or as required by law, any material increase in the compensation payable or to become payable by the Company or any Subsidiary to any of their directors, officers or employees or any increase in the benefits under, or adoption or amendment of, any bonus, insurance, pension or other employee benefit plan, payment or arrangement, for or with any such directors, officers or employees.

        Section 3.7. TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES,
ETC.

               (a) Schedule 3.7(a)(i) hereto lists all leases and subleases of real property entered into by the Company or its Subsidiaries at the locations described thereon as of the date hereof other than those leases and subleases that are not material, individually or in the aggregate, to the Company and the Subsidiaries considered as a whole or will not be retained by the Company (the "Leased Real Property"). Schedule 3.7(a)(ii) hereto lists all properties owned by the Company or its Subsidiaries as of the date hereof other than those properties that are not material, individually or in the aggregate, to the Company and the Subsidiaries considered as a whole and those properties that will not be retained by the Company (the "Owned Real Property"). Except as set forth on
Schedule 3.7(a)(iii) hereto, each of the Company and the Subsidiaries has good and, in the case of the Owned Real Property, marketable title to, or a valid and binding leasehold interest in, all of the Leased Real Property and Owned Real Property free and clear of any Encumbrances, except for: (i) any Encumbrances reflected in the Financial Statements; (ii) any Encumbrances incurred or created since December 31, 1999 in the ordinary and usual course of business consistent with past practice and which, alone or in the aggregate, would not be reasonably likely to have a Material Adverse Effect;
(iii) any Encumbrances which, alone or in the aggregate, would not have a Material Adverse Effect; (iv) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (v) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens and encumbrances imposed by operation of law arising in the ordinary and usual course of business consistent with past practice or being contested in good faith by appropriate proceedings; and (vi) easements, rights of way or other similar matters of title to real property that do not materially effect the title to, or the use of, such real property (the "Permitted Encumbrances").

               (b) Neither the Company nor any Subsidiary is in default under any leases under which the Company or any such Subsidiary is the lessee of real or personal property, except defaults which, alone or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

        Section 3.8. LITIGATION. Except as set forth in Schedule 3.8 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Seller and the Company, threatened against the Company or any Subsidiary at law, in equity or otherwise, in, before, or by, any court or Governmental Entity or authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company, the Subsidiaries or their respective assets or properties is subject to any order, writ, judgment, injunction, decree or award that would be reasonably likely to have a Material Adverse Effect.

        Section 3.9. COMPLIANCE WITH LAW. Except as set forth in Schedule 3.9, the Company is not being conducted in violation of any applicable Law, and all governmental approvals, permits and licenses required to conduct its business have been obtained, except for any noncompliance which, alone or in the aggregate, do not and would not be reasonably likely to have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any compliance issue that is (x) related to any Environmental Law or (y) the subject of any other representation or warranty set forth herein.

        Section 3.10. CONTRACTS.

               (a) Schedule 3.10(a) lists the following Contracts to which the Company or any Subsidiary is a party on the date hereof:

                      (i) any agreement the performance of which is expected to involve consideration in excess of $50,000 per annum;

                      (ii) any agreement which restricts or contains limitations on the ability of any of the Company or its Subsidiaries to freely conduct business in the United States;

                      (iii)  any collective bargaining agreement;

                      (iv) any agreement with the Seller or its Affiliates (other than the Company and the Subsidiaries);

                      (v)    any employment agreement; and

                      (vi) any agreement which relates to indebtedness owed by the Company or any Subsidiary having a principal amount of $50,000 or more, or the guarantee thereof.

               (b) Schedule 3.10(b) lists each franchisee of the Company and the number of restaurants for which the Company has granted such franchisee franchises, and such Schedule is true and complete as of the date hereof.

               (c) Seller has made available to Buyer a correct and complete copy of each Contract listed in Schedule 3.10(a), together with any and all amendments or modifications thereto. Subject to such exceptions that, individually or in the aggregate, would not have a Material Adverse Effect, each such Contract is valid, binding, enforceable, and in full force and effect, neither the Company nor its Subsidiaries is in breach or default under any such Contract and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract.

        Section 3.11. CONSENTS AND APPROVALS. Other than the filings and/or notices (A) set forth in Schedule 3.11, or (B) in connection with any Leased Real Property, no notices, reports or other filings are required to be made by Seller, the Company or any of the Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller, the Company or any Subsidiary from, any Person, in connection with the execution and delivery of this Agreement by Seller and the Company and the consummation by Seller and the Company of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

        Section 3.12. TAX MATTERS. Except as set forth in Schedule 3.12, (i) all material Tax Returns that are required to be filed by or with respect to the Company and the Subsidiaries, have been duly filed, or, where not so filed, are covered under an extension that has been obtained therefor, (ii) to the Seller's Knowledge, all such Tax Returns are true, complete and correct in all material respects, (iii) to the Seller's Knowledge, all Taxes due and payable by the Company and the Subsidiaries have been paid in full,
(iv) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or the Subsidiaries, (v) to the Seller's Knowledge, there is no claim or assessment threatened by any taxing authority against Seller, the Company or the Subsidiaries, (vi) to the Seller's Knowledge, each of the Company and its Subsidiaries has withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, workman's compensation, social security and employment tax withholding).

        Section 3.13. INTELLECTUAL PROPERTY.

               (a) Schedule 3.13(a) sets forth a list and brief description (including where applicable the country of registration) of (i) all patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications that are owned by the Company or the Subsidiaries and used in the Business (ii) all agreements under which the Company or the Subsidiaries are licensed or otherwise permitted to use patents, trademarks and copyrights which are material to the Business.

               (b) To the Knowledge of the Seller, except as set forth in
Schedule 3.13(b), no Person is challenging, infringing or otherwise violating the Intellectual Property of the Company, except in each case for challenges, infringements or violations, which alone or in the aggregate, would not be reasonably likely to materially adversely affect the Company's ability to conduct the Business substantially as heretofore conducted.

        Section 3.14. LABOR MATTERS. Except as set forth in Schedule 3.14, neither the Company nor any Subsidiary is a party to any material collective bargaining agreement respecting its employees, nor is there pending, or to the Knowledge of the Company threatened, any strike, walkout or other work stoppage or any union organizing effort by or respecting the employees.

        Section 3.15. EMPLOYEE BENEFITS.

               (a) Schedule 3.15(a) hereto contains a list of each employee benefit, stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive and deferred compensation plan, agreement, program, policy or other arrangement for current or former employees of the Company or the Subsidiaries which is maintained, sponsored or contributed to by the Company or the Subsidiaries. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

               (b) With respect to each Company Plan, the Company has delivered or made available to Buyer a complete copy (or, to the extent no such copy exists, a summary description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description; and
(iv) for the most recent plan year; (v) the Form 5500 and attached schedules;
(vi) audited financial statements; and (vii) actuarial valuation reports.

               (c) All Company Plans are in substantial compliance with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has received a favorable determination letter from the IRS with respect to the qualified status of each Company Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code and the Company is not aware of any circumstances which are reasonably likely to cause the revocation of such letter. There is no material pending or, to the Knowledge of the Seller, threatened action, suit or claim relating to the Company Plans.

               (d) Except as set forth on Schedule 3.15(d), the consummation of the transactions contemplated by this Agreement will not (x) entitle any of the employees of the Company or any of the Subsidiaries to severance pay; or (y) accelerate or provide any other rights or credits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans.

        Section 3.16. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.16, or as would not be reasonably likely to have a Material Adverse Effect, the Company and each of the Subsidiaries (i) is to Seller's Knowledge in substantial compliance with applicable Environmental Laws; (ii) has not received any written notices from any Governmental Entity alleging the violation of any applicable Environmental Law and, to the Knowledge of Seller, no such allegations have been raised by any Person; (iii) is not the subject of any court order, administrative order or decree arising under any Environmental Law; and (iv) to Seller's Knowledge, has not generated, stored, used, emitted, discharged or disposed of any Hazardous Substance except as permitted under applicable Environmental Laws.

        Section 3.17. INSURANCE. Schedule 3.17 hereto lists all insurance policies maintained by or on behalf of the Company or any of the Subsidiaries.

        Section 3.18. BROKERS AND FINDERS. Neither the Seller, the Company nor its Subsidiaries has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur. Seller shall indemnify, hold harmless and defend Buyer for any commissions, finder's and other fees and expenses of any such persons retained or purportedly retained by Seller, the Company or its Subsidiaries.

        Section 3.19. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither Seller, the Company, any Subsidiary nor any other Person makes any other express or implied representation or warranty on behalf of Seller, the Company or any Subsidiary.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Subject to the disclosures and exceptions set forth in the disclosure schedules delivered by Buyer on or prior to the Closing Date (the "Buyer's Disclosure Schedules"), Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date) as follows:

        Section 4.1. ORGANIZATION AND AUTHORITY OF BUYER. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, has all requisite company or similar power and authority, and has taken all company action necessary in order, to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles. The execution, delivery and performance of this Agreement by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of formation or operating agreement of Buyer, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Buyer (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Buyer, (C) to the Knowledge of Buyer, assuming compliance with the matters referred to in Sections 3.11 and 4.4, violate any Law or governmental or non-governmental permit or license to which Buyer is subject or (D) any change in the rights or obligations of any party under any of the Contracts to which Buyer is party, except, in the case of clause (B), (C) or (D) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

        Section 4.2. BROKERS AND FINDERS. Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, or if the Closing does not occur. Buyer shall indemnify, hold harmless and defend Seller for any commissions, finder's and other fees and expenses of any such persons retained or purportedly retained by Buyer.

        Section 4.3. SECURITIES ACT. Buyer represents that with respect to the Shares it shall receive hereunder:

               (a) It is acquiring the Shares for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act;

It understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration;

               (b) It acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares;

               (c) It understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances; and

               (d) It was not formed for the specific purpose of acquiring the Shares offered hereunder.

        Section 4.4. CONSENTS AND APPROVALS. Other than the filings and/or notices set forth in Schedule 4.4, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Person, in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

        Section 4.5. BUYER'S INVESTIGATION. Buyer is, in conjunction with Buyer's advisors, an informed and sophisticated purchaser and is experienced in the evaluation and purchase of companies such as the Company. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to this Agreement, and Buyer acknowledges that the Seller and the Company have allowed Buyer such access as has been reasonably requested by Buyer to the personnel, properties, premises and records of the Company and Seller for this purpose. To the extent expressly permitted hereafter under this Agreement, Buyer will undertake such further investigation as it deems necessary. Buyer acknowledges that in entering this Agreement, in acquiring the Shares and in consummating the other transactions contemplated herein, Buyer has relied solely upon its own investigation and analysis and, to the extent expressly permitted by this Agreement, the representations and warranties contained in this Agreement, and that neither the Seller nor the Company (nor any of their respective agents, officers, directors, employees, Affiliates or representatives) has made any representation or warranty as to the Seller, the Company, the Shares, this Agreement or the Business except as expressly set forth in this Agreement, and Buyer agrees, to the fullest extent permitted by Law, that, except as expressly provided for herein or pursuant to the express provisions hereof, neither the Seller nor the Company (nor any of their respective agents, officers, directors, employees, Affiliates or representatives) shall have any liability to Buyer (or any of its agents, officers, directors, employees, Affiliates or representatives) on any basis based upon any information made available or statements made to Buyer (or any of its agents, officers, directors, employees, Affiliates or representatives).

        Section 4.6. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

                                    ARTICLE V

                                   TAX MATTERS

        Section 5.1. SECTION 338(h)(10) ELECTIONS. Seller and Buyer agree in connection with the transactions contemplated by this Agreement a Section 338(h)(10) election in accordance with the Code (and any corresponding elections under state, local and foreign tax law where applicable) (the "Section 338(h)(10) Elections") with respect to the purchase and sale of the Shares and with respect to the deemed purchase and sale of the assets of the Company shall be made pursuant to the following provisions:

               (a) ELECTION. Seller and Buyer shall make a joint election under Section 338(h)(10) of the Code with respect to the purchase of the Shares and under any similar provisions of state law. Seller represents that its sale of the Shares is eligible for, and Buyer represents that it is qualified to make, such election. Seller and Buyer agree to prepare and file IRS Form 8023, required schedules thereto, and any similar state forms in a timely fashion in accordance with the rules under Section 338 of the Code or under a similar provision of state law, as the case may be. If any changes are required in these forms subsequent to their filing, the parties will promptly agree on such changes. Seller, Buyer and the Company shall report, for federal income tax purposes (and for state, local and foreign income tax purposes where permitted by applicable law), the transaction under this Agreement consistent with the Section 338(h)(10) Elections; and neither the Seller, the Company or Buyer will take a position under the Code contrary thereto unless required to do so by applicable Tax Laws pursuant to a determination as defined in Section 1313(a) of the Code. Except for the purchase of the Shares and Section 338(h)(10) Elections contemplated by this Agreement, Buyer shall not cause or permit the Company to engage, on the Closing Date, in any transaction outside the ordinary course of business that could affect the federal taxable income or loss of the Company included in Seller's federal consolidated income Tax Return.

               (b) ALLOCATION OF PURCHASE PRICE. Seller and Buyer will cause their respective accountants to negotiate in good faith, on their behalf, and agree to a purchase price and an allocation of that price among the assets of the Company that are deemed to have been acquired pursuant to the Section 338(h)(10) Elections. Buyer and Seller shall use the asset values determined from such allocation for purposes of all reports and returns with respect to Taxes, including IRS Form 8594 or any equivalent statement.

        Section 5.2.  LIABILITY FOR TAXES AND RELATED MATTERS.

               (a) SELLER'S INDEMNIFICATION OF BUYER. Seller shall be liable for and indemnify Buyer for all Taxes imposed on the Company and its Subsidiaries, or for which the Company or its Subsidiaries may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Seller shall also indemnify, defend and hold harmless Buyer from all costs and expenses incurred by Buyer (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Seller is required to indemnify Buyer under this Article V. Seller shall be entitled to any refund of Taxes of the Company and its Subsidiaries received for such periods. Seller agrees that it shall be responsible for all Taxes associated with the
Section 338(h)(10) Elections.

               (b) BUYER'S INDEMNIFICATION OF SELLER. Buyer shall be liable for and indemnify Seller for the Taxes of the Company and its Subsidiaries for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Buyer shall also indemnify, defend and hold harmless Seller from all costs and expenses incurred by Seller (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Buyer is required to indemnify Seller under this Article V. Buyer shall be entitled to any refund of Taxes of the Company and its Subsidiaries received for such periods.

               (c) TAXES FOR SHORT TAXABLE YEAR. For purposes of paragraphs
(a) and (b), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. Seller shall remit to Buyer or the appropriate taxing authority all sales or similar Taxes incurred by the Company up through the Closing Date.

               (d) PROPERTY TAXES. The liability of Seller shall be for all property taxes attributable to the period ending on the Closing Date, or November 15, 2000, whichever is later, with the obligation of Seller not to exceed Two Hundred Twenty Five Thousand Dollars ($225,000.00).

               (e) TAX RETURNS. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns.

               (f) CONTEST PROVISIONS. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its affiliates or the Company of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Company or its Subsidiaries for which Seller would be required to indemnify Buyer pursuant to Section 5.2(a), provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Seller shall have the sole right to represent the Company's and its Subsidiaries interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer or the Company or its Subsidiaries for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

               Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Seller pursuant to
Section 5.2(a) and, with the written consent of Buyer, and at its sole expense, may assume the entire defense of such tax claim. Neither Buyer, the Company nor any of its Subsidiaries may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 5.2(a) without the prior written consent of Seller, which consent shall not be unreasonably withheld.

        Section 5.3. TRANSFER TAXES. All transfer taxes which may be imposed or assessed as a result of Buyer's acquisition of the Shares shall be borne by Buyer.

        Section 5.4. INFORMATION TO BE PROVIDED BY BUYER. With respect to the taxable period in 2000 prior to the Closing Date, Buyer shall promptly cause the Company to prepare and provide to Seller a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice of the Company including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. Buyer shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within one hundred twenty (120) days after the Closing Date.

        Section 5.5. ASSISTANCE AND COOPERATION. After the Closing Date, each of Seller and Buyer shall:

               (a) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article V;

               (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiaries;

               (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries;

               (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company and its Subsidiaries for taxable periods for which the other may have a liability under this Article V, PROVIDED, that failure to comply with this provision shall not affect the other party's rights to indemnification hereunder; and

               (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

        Section 5.6. SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Article V shall be unconditional and absolute and shall remain in effect without limitation as to time.

                                   ARTICLE VI

               CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

        Section 6.1. DEPOSIT. Buyer has made a deposit to Seller in the amount of $50,000 (the "Deposit") which shall be credited to the Cash Portion of the Purchase Price. The Deposit shall be non-refundable, and shall be kept by Seller regardless of whether the transactions contemplated by this Agreement are consummated; PROVIDED, HOWEVER, that the Deposit shall be refundable if the transactions contemplated by this Agreement are not consummated as a result of any breach of the covenants or obligations of Company or Seller contained herein.

        Section 6.2. TRANSFER OF COMPANY EXECUTIVE RETIREMENT PLAN. Seller and the Company shall cause the transfer prior to Closing of the JB's Supplemental Executive Retirement Plan (the "Plan") to Seller. At such time as Buyer has paid off its $2.5 million loan to Textron, the liability for the Plan shall be automatically assumed by Buyer and the principal amount of the Note shall be reduced by the amount of such liability.

        Section 6.3.  ACCESS AND INFORMATION.

               (a) Buyer acknowledges that Lynn Whiteford has been running the Company's business heretofore and has had, and continues to have, full access to substantially all information regarding the Company and its Business. Hereafter, Seller shall permit Buyer and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours and upon reasonable advance notice, to the real property owned or leased by the Company and the Subsidiaries and to the officers of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the business and properties of the Company as Buyer shall from time to time reasonably request, PROVIDED that the foregoing shall not require Seller to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of Seller's, the Company's or any of the Subsidiaries' obligations with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure.

               (b) In the event of the termination of this Agreement pursuant to Section 8.1, Buyer, at its own expense, shall promptly deliver (without retaining any copies thereof) to Seller, or (at Seller's option) confirm in writing to Seller that it has destroyed, all information furnished to Buyer or its representatives by Seller, the Company, the Subsidiaries or any of their respective agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by Buyer or its representatives which contain or reflect any such information. Buyer shall at all times prior to the Closing Date, and in the event of termination of this Agreement, cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated hereby.

        Section 6.4. REGISTRATIONS, FILINGS AND CONSENTS. Seller and Buyer will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to, securing as promptly as practicable all consents, approvals, waivers and authorizations required, necessary or desirable in connection with the transactions contemplated hereby. Buyer and Seller will promptly file documentary materials required by each of the items listed in Schedules 3.11 and 4.4 and promptly file any additional information requested as soon as practicable after receipt of request thereof. Buyer and Seller shall use their respective best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

        Section 6.5. CONDUCT OF BUSINESS. Prior to the Closing, and except as otherwise expressly provided for by this Agreement or consented to or approved by Buyer in writing, Seller covenants and agrees that the Company and the Subsidiaries shall, and Seller shall cause the Company and its Subsidiaries to, operate their business only in the ordinary and usual course consistent with past practice. In furtherance of this covenant, as of the Closing Date, the Company and Seller shall cause (a) all cash of the Company to be distributed to the Seller, such that on the Closing Date the Company shall have no cash and (b) all accounts payable of the Company to be paid down by the Company or the Seller to an aging of the lesser of twenty eight
(28) days past the invoice date or existing vendor terms. Furthermore, the Company and Seller agree that they will maintain on deposit with Zion's Bank a certificate of deposit sufficient to secure the Company's letter of credit with the Bank.

        Section 6.6. RETENTION OF BOOKS AND RECORDS. Buyer shall cause the Company and the Subsidiaries to retain, until all applicable tax statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company and the Subsidiaries in existence on the Closing Date that are required to be retained under current retention policies and to make the same available after the Closing Date for inspection and copying by Seller or its agents at Seller's expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by

Buyer without first advising the tax director of Seller in writing detailing the contents thereof and giving Seller at least 120 days to obtain possession thereof. Seller agrees that such records will be kept strictly confidential and used only for tax purposes.

        Section 6.7. CLOSING DATE FINANCIAL STATEMENTS. For a period of one year from and after the Closing Date, to the extent reasonably necessary for Seller or its Affiliates to prepare consolidated financial statements or any governmental permits, licenses or required filings and to comply with reporting obligations in respect thereof, upon written request of Seller, the Company and the Subsidiaries will provide, and Buyer shall use its best efforts to cause the Company and the Subsidiaries to provide, to Seller and its accountants within twenty (20) business days of such request with such computer support, access to employees and Buyer's accountants and financial information of the Company or the Subsidiaries as of the Closing Date as Seller may reasonably request in the format customarily required by Seller or its Affiliates of subsidiaries and, upon Seller's request, it will be accompanied by supplemental financial schedules customarily required by Seller or its Affiliates of subsidiaries in support of such financial information. Seller agrees that such records will be kept strictly confidential and used only for tax purposes.

        Section 6.8. FURTHER ASSURANCES. At any time after the Closing Date, Seller and Buyer shall, and Buyer shall cause the Company or any Subsidiary to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

        Section 7.1. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer in writing on or prior to the Closing Date of each of the following conditions:

               (a) Seller shall have delivered to Buyer certificates representing the Shares, together with stock assignments separate from certificate duly executed in blank by Seller, as provided for by Section 2.2(b)(i) above;

               (b) the Company shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, certifying a copy of the resolutions of the board of directors of the Company authorizing the execution and performance of this Agreement and all documents related thereto, and that such resolutions were duly adopted and are in full force and effect;

               (c) Seller shall have delivered to Buyer a certificate of the Secretary of Seller, dated as of the Closing Date, certifying a copy of the resolutions of the board of directors of Seller authorizing the execution and performance of this Agreement and all documents related thereto, and that such resolutions were duly adopted and are in full force and effect;

               (d) each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the

Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of the Company to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Buyer shall have received at the Closing certificates to the foregoing effect, dated as of the Closing Date and executed on behalf of the Company by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries;

               (e) each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of Seller to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Buyer shall have received at the Closing certificates to the foregoing effect, dated as of the Closing Date and executed on behalf of Seller by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries;

               (f) Seller shall have delivered to Buyer resignations of all directors of the Company and its Subsidiaries and all officers of the Company and its Subsidiaries who are not also employees of the Company or a Subsidiary;

               (g) Buyer shall have received such other documents and instruments as Buyer or Buyer's counsel reasonably may request to better evidence or effectuate the transactions contemplated hereby;

               (h) No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing; and

               (i) The Seller's Disclosure Schedules shall have been delivered to Buyer and all disclosures set forth therein shall be acceptable to Buyer.

        Section 7.2. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver in writing by Seller on or prior to the Closing Date of each of the following conditions:

               (a) Buyer shall have delivered the Cash Portion of the Purchase Price to Seller in the manner set forth in Section 2.2(b)(ii)(A) above;

               (b) Buyer shall have delivered the executed Note to Seller, along with the executed Pledge Agreements referenced therein. The Note and Pledge Agreements shall all be in a form acceptable to the Seller in its sole discretion;

               (c) Buyer shall have delivered to Seller a certificate of the Secretary of the Buyer, dated as of the Closing Date, certifying a copy of the resolutions of the board of directors of the Buyer authorizing the execution and performance of this Agreement and all documents related thereto, and that such resolutions were duly adopted and are in full force and effect;

               (d) Each of the representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date); each of the covenants and agreements of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and Seller shall have received at the Closing certificates to the foregoing effect, dated as of the Closing Date and executed on behalf of Buyer by its President or any of its Vice Presidents and its Secretary or any of its Assistant Secretaries.

               (e) the board of directors of Seller shall have approved the transactions contemplated by this Agreement and shall have received a fairness opinion regarding the transactions contemplated by this Agreement;

               (f) Seller shall have received evidence in form and substance reasonably satisfactory to Seller, that any guaranties or letters of credit (or similar obligations) made by Seller in favor of the Company or the Subsidiaries, shall, effective upon the Closing, be terminated and that Seller shall be discharged from all liabilities, restrictions and obligations with respect thereto;

               (g) Seller shall have received such other documents and instruments as Seller or Seller's counsel reasonably may request to better evidence or effectuate the transactions contemplated hereby; and

               (h) No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

                                  ARTICLE VIII

                                   TERMINATION

        Section 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a)    by the mutual agreement of Seller and Buyer; or

               (b) by either Buyer or Seller, by giving written notice of such termination to the other party, if such other party shall breach any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within thirty (30) days following the giving of written notice of such breach to the breaching party; or

               (c) by either Buyer or Seller, by giving written notice of such termination to the other party, if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

               (d) by either Seller or Buyer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to November 15, 2000.

        Section 8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2, Article IX and Sections 11.2, 11.3 and
11.11 hereof, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE IX

                                 CONFIDENTIALITY

        Section 9.1. AGREEMENT. Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of investigations and negotiations prior to Closing. Each party agrees that any such information received from the other party shall be kept confidential and shall not be used for any purpose other than to facilitate the consummation of the transactions contemplated herein. Confidential and proprietary information shall include any business or other information which is delivered by one party to the other, unless such information (i) is already public knowledge, (ii) becomes public knowledge through no fault, action or inaction of the receiving party or (iii) was known by the receiving party, or any of its directors, officers, employees, representatives, agents or advisors, as applicable, prior to the disclosure of such information by the disclosing party to the receiving party. No party hereto, nor its respective officers, directors, employees, accountants, attorneys, or agents, as applicable, shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transactions referred to herein, to any third person without the written consent of all other parties.

        Section 9.2. SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Article IX shall be unconditional and absolute and shall remain in effect without limitation as to time.

                                    ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

        Section 10.1. LIMITED SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION BASKET; KNOWLEDGE OF BREACH.

               (a) Notwithstanding any otherwise applicable statute of limitations, the representations and warranties included or provided for herein shall survive the Closing until eighteen (18) months after the Closing Date; provided, however, that (i) any representation or warranty contained in Sections 3.12, 3.18 and 4.2 shall survive the Closing until the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters and (iii) the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 4.1 shall survive the Closing indefinitely. The covenants and other agreements contained in this Agreement to be performed on or after Closing shall survive the Closing until the date or dates specified therein or the expiration of the applicable statute of limitations (including any waivers or extensions thereof) with respect to such matters, whichever is later.

               (b) Except with respect to the payment of the Purchase Price and the representations, warranties, covenants and agreements contained in Sections 3.18 and 4.2 and Article V hereof, in no event shall Buyer be liable to Seller or Seller be liable to Buyer, as the case may be, for any breach of the representations, warranties, covenants and agreements included or provided for herein or in any schedule or certificate or other document delivered pursuant to this Agreement, unless and until all Losses (as hereinafter defined) for which damages are recoverable hereunder by Buyer or Seller, as the case may be, exceed $150,000 (the "Deductible"), in which case Buyer or Seller, as the case may be, shall be entitled to damages in an amount up to $3,000,000 in the aggregate; PROVIDED, HOWEVER, that Buyer or Seller, as the case may be, shall be liable only for the amount by which all such recoverable damages exceed the Deductible.

               (c) No party hereto shall be deemed to have breached any representation, warranty, covenant or agreement if (i) such party shall have notified the other parties hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty, covenant or agreement, specifically referring to the provisions of this Agreement so breached or rendered inaccurate, and (ii) such other parties have permitted the Closing to occur and, for purposes of this Agreement, are thereby deemed to have waived such breach or inaccuracy; PROVIDED, HOWEVER, that a disclosure pursuant to this Section 10.1(c) shall not prejudice the rights of the parties pursuant to Article VII hereof not to consummate the transactions contemplated by this Agreement or to recover damages incurred as a result of such breach or inaccuracy if a party elects not to consummate such transactions.

        Section 10.2. INDEMNIFICATION BY BUYER.

               (a) For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 10.1(a) hereof, Buyer shall, subject to the limitations set forth in Sections 10.1(a) and 10.1(b) hereof, indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, shareholders, attorneys, accountants and agents ("Seller Indemnified Parties") against and in respect of all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, "Losses") sustained or incurred, or otherwise arising in connection with (i) any breaches of Buyer's representations, warranties, covenants and agreements set forth in this Agreement (other than representations, warranties, covenants and agreements set forth in Article V, as to which the indemnification provisions set forth in Article V shall govern) and (ii) any operations or activities of the Company of any kind after the Closing Date.

               (b) Any payments pursuant to this Section 10.2 or Article V shall be treated as an adjustment to the Purchase Price for all Tax purposes.

        Section 10.3. INDEMNIFICATION BY SELLER.

               (a) For the period commencing on the Closing Date and ending, as the case may be, upon the expiration of the periods specified in Section 10.1(a) hereof, Seller shall, subject to the limitations set forth in Sections 10.1(a) and 10.1(b) hereof, indemnify, defend and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees, shareholders, attorneys, accountants and agents ("Buyer Indemnified Parties") against and in respect of all Losses sustained or incurred, or otherwise arising in connection with any breaches of Seller's or the Company's representations, warranties, covenants and agreements set forth in this Agreement (other than representations, warranties, covenants and agreements set forth in Article V, as to which the indemnification provisions set forth in Article V shall govern).

               (b) Any payments pursuant to this Section 10.3 or Article V shall be treated as an adjustment to the Purchase Price for all Tax purposes.

        Section 10.4. INDEMNIFICATION AS SOLE REMEDY. The indemnity provided herein, and in Article V hereof as it relates to this Agreement and the transactions contemplated by this Agreement, shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims for losses, damages, liabilities, costs and expenses sustained or incurred arising out of this Agreement and the transactions contemplated by this Agreement, except for the right of the parties hereto to seek specific performance of the obligations set forth in Articles II and IX and Section 6.4 of this Agreement.

        Section 10.5. METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification by the Indemnified Parties hereunder shall be asserted and resolved as set forth in this Section 10.5 except for claims pursuant to
Article V hereof (as to which the provisions of Article V shall be applicable). In the event that any written claim or demand for which Buyer or Seller, as the case may be (the "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not in any manner prejudice the right of the Indemnified Party to indemnification to the fullest extent provided hereunder) (the "Third Party Claim Notice") and in the event that an Indemnified Party shall assert a claim for indemnity under this Article X, not including a third party claim, the Indemnified Party shall notify the Indemnifying Party promptly following its discovery of the facts or circumstances giving rise thereto (together, with a Third Party Claim Notice, a "Claim Notice"); provided, that no such notice need be provided to an Indemnifying Party if the Deductible has not been exceeded and will not be exceeded by such claim or demand; and provided, further, that the failure to notify on the part of the Indemnified Party in the manner set forth herein shall not foreclose any rights otherwise available to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure to notify. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Third Party Claim Notice (except that such a period shall be decreased to a time ten (10) days before a scheduled appearance date in a litigated matter) (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand, which it shall not be entitled to do until the Deductible is exceeded. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in
Section 10.1 hereof. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, which it shall not be entitled to do until the Deductible is exceeded and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and by counsel reasonably acceptable to the Indemnified Party. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of, or which would otherwise have a material adverse effect on, the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion of any such claim or demand as to which such defense is unsuccessful (and all reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 10.1 hereof. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims, and in connection therewith shall be entitled to reimbursement by the Indemnifying Party of expenses directly related to efforts undertaken at the specific request of the Indemnifying Party.

                                   ARTICLE XI

                                  MISCELLANEOUS

        Section 11.1. AMENDMENT AND WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 11.2. EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

        Section 11.3. PUBLIC DISCLOSURE. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law or the rules and regulations of each stock exchange upon which the securities of one of the parties or its Affiliates is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto; provided, however, that to the extent that either party to this Agreement is required by law or the rules and regulations of any stock exchange upon which the securities of one of the parties or its Affiliates is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other party to this Agreement.

        Section 11.4. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that Seller shall have the right to assign any of its rights under this Agreement to any of its Affiliates, so long as Seller remains liable for such Affiliate's obligations hereunder.

        Section 11.5. ENTIRE AGREEMENT. This Agreement (including all Annexes and Schedules hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, including, but not limited to, that certain Letter of Intent dated September 28, 1999 by and among Buyer and Seller.

        Section 11.6. FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

        Section 11.7. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

        Section 11.8. SCHEDULES. The inclusion of any matter in any schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but inclusion therein shall expressly not be deemed to constitute an admission by Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement.

        Section 11.9. COUNTERPARTS. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

        Section 11.10.SECTION HEADINGS. The section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 11.11.NOTICES. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

               (a)    if to Seller or, prior to Closing, the Company, to:

                      Santa Barbara Restaurant Group, Inc.
                      3916 State Street, Suite 300
                      Santa Barbara, California 93105
                      Attention: Theodore Abajian
                      Facsimile: 805-565-9818

                      WITH A COPY TO:

                      Stradling Yocca Carlson & Rauth
                      660 Newport Center Drive, Suite 1600
                      Newport Beach, California 92660
                      Attention:# C. Craig Carlson

                      Facsimile: 949-725-4100

               (b)    if to Buyer or, after the Closing, the Company, to:

                      JB's Family Restaurants, Inc.
                      2207 S. 48th Street, Suite A
                      Tempe, Arizona  85682
                      Attention: Lynn Whiteford

                      WITH A COPY TO:

                      Marlan Walker, Esq.
                      Walker & Silver
                      3101 North Central Avenue, Suite 740
                      Phoenix, Arizona 85012

Any notice given by mail shall be effective when received.

        Section 11.12. ATTORNEYS' FEES. In the event that any party to this Agreement institutes any legal proceeding to enforce any of the provisions of this Agreement, then the prevailing party in such proceeding shall be entitled to collect and receive its reasonable attorneys' fees and costs, through and including all appeals, and the other party shall pay for same.

        Section 11.13. GOVERNING LAW; ARBITRATION; VENUE AND JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without reference to the choice of law principles thereof. The parties hereto agree that any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") by a neutral arbitrator who shall be a former superior court or appellate court judge or justice with experience in resolving business disputes. The arbitration shall be governed by the California Code of Civil Procedure Section 1280 ET SEQ. and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties agree that the judgment or decision of the arbitrator shall be final and binding. The parties agree that the venue for the arbitration shall be in the County of Maricopa, Arizona. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement. The arbitrator shall award reasonable attorneys' fees and costs of arbitration to the prevailing party in such arbitration. The parties hereto consent to the personal jurisdiction of any court in the County of Maricopa, Arizona for the enforcement of this agreement to arbitrate and any award granted pursuant to said arbitration or settlement of any dispute related hereto.

        Section 11.14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

                         [Signatures on following page.]

        IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                                       LBW INVESTMENTS CORP.,
                                       an Arizona limited liability company



                                       By:
                                          ------------------------------------
                                            Name:    Lynn Whiteford
                                            Title:   Chief Executive Officer &
                                                     President



                                       JB'S RESTAURANTS, INC.,
                                       a Delaware corporation



                                       By:
                                          ------------------------------------
                                            Name:    Lynn Whiteford
                                            Title:   Chief Executive Officer &
                                                     President



                                       SANTA BARBARA RESTAURANT GROUP, INC.,
                                       a Delaware corporation



                                       By:
                                          ------------------------------------
                                            Name:    Theodore Abajian
                                            Title:   Chief Financial Officer

                               FIRST AMENDMENT TO

                            STOCK PURCHASE AGREEMENT



        This First Amendment to Stock Purchase Agreement (this "Amendment") is made and entered into as of November 10, 2000, by and among Santa Barbara Restaurant Group, Inc., a Delaware corporation ("Seller"), JB's Family Restaurants, Inc., a Delaware corporation (the "Company"), and LBW Investments, L.L.C., an Arizona limited liability company ("Buyer").

                                    RECITALS

A. Seller, Company and Buyer are parties to that certain Stock Purchase Agreement dated as of September 19, 2000, (the "Stock Purchase Agreement") pursuant to which Seller intends to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of the Company.

B. The parties now desire to amend certain terms in the Stock Purchase Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree that the Stock Purchase Agreement shall be amended as follows:

1. LBW Investments, L.L.C. is inadvertently identified and referred to in the Stock Purchase Agreement as "LBW Investment Corp." The parties hereby agree that all references to such entity throughout the Stock Purchase Agreement and any related agreements, exhibits or schedules shall be LBW Investments, L.L.C..

2. The second sentence of Section 2.2(b)(ii)(B) PROMISSORY NOTE of the Stock Purchase Agreement shall be deleted and replaced with the following text:

               The Note shall be secured by the shares purchased hereto, 100% of the Membership Interest of Buyer, all outstanding capital stock and/or Membership Interest of any subsidiary of Buyer, as well as all of the assets of the Company and shall bear interest at the rate of eight per cent (8%) per annum.

3. The last sentence of Section 5.2(c) of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following sentence:

               Notwithstanding anything else to the contrary contained in this
               Section 5.2, Seller shall not be liable for any sales taxes which may have been incurred prior to the Closing Date.

4. Section 6.2. shall be deleted in its entirety, and replaced with the following language:

               Section 6.2. REIMBURSEMENT FOR COMPANY EXECUTIVE RETIREMENT PLAN. Seller shall reimburse the Company for amounts the Company must pay to satisfy its obligations under the JB's Supplemental Executive Retirement Plan (the "Plan") in accordance with and subject to the terms of the Reimbursement Agreement between Seller and Company (the "Reimbursement Agreement") in the form attached hereto as Exhibit B.

5. Section 6.8 FURTHER ASSURANCES of the Stock Purchase Agreement shall be amended by adding the following phrase to the end of the last sentence:

               ... including but not limited to, with respect to the Buyer and Company, separate Trust Deeds for each fee property, mortgage liens for each leased property, assignments of leasehold interests and subordination and non-disturbance agreements for each leasehold interest or such other documents as may be necessary to perfect the security of interest of Seller in the assets of the Buyer and the Company.

All other terms and conditions of the Stock Purchase Agreement not amended herein shall remain in full force and effect.

                      SANTA BARBARA RESTAURANT GROUP, INC.

                             By:_________________________________________
                                    Ted Abajian
                                    Chief Financial Officer


                             LBW INVESTMENTS, L.L.C.

                             By__________________________________________
                                    Lynn Whiteford
                                    Chief Executive Officer & President

                             JB's FAMILY RESTAURANTS, INC.

                             By__________________________________________
                                    Lynn Whiteford
                                    Chief Executive Officer




                                              2